Exhibit 10.1

GRANT NO. RES-1078

i2 TECHNOLOGIES, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

PARTICIPANT: JACKSON L. WILSON, JR.

RECITALS

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to the Participant under the Stock Issuance Program.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Corporation hereby awards to the Participant, as of the Award Date, an award (the “Award”) of restricted stock units under the Plan. Each restricted stock unit represents the right to receive one share of Common Stock on the vesting date of that unit. The number of shares of Common Stock subject to the awarded restricted stock units, the applicable vesting schedule for the restricted stock units and the underlying shares, the dates on which those vested shares shall be issued to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	February 17, 2009

Participant:	Jackson L. Wilson, Jr.

Number of Shares Subject to Award:	160,513 shares of Common Stock (the “Shares”)

Vesting Schedule:	The Participant shall vest with respect to the Shares on December 31, 2010 (the “Initial Vesting Date”) provided the Participant remains in continuous Service as the Corporation’s President, CEO, Chairman or Executive Chairman through such date and the performance goals specified in Exhibit A are satisfied. The Shares may vest on an accelerated basis prior to these vesting dates in accordance with (and subject to the limitations of) the provisions of Paragraph 4 of this Agreement and Section 4.7 of the Employment Agreement. In no event shall any Shares vest after the date of the Participant’s termination of Service.

2. Limited Transferability. Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance.

3. Cessation of Service. Should the Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of restricted stock units will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4. Change in Control. Any restricted stock units subject to this Award at the time of a Change in Control will vest immediately prior to the closing of the Change in Control, subject to the limitations set forth in Section 6.1 of the Employment Agreement. The Shares subject to those vested units will be issued immediately upon such vesting (or otherwise converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control), subject to the satisfaction of the applicable Withholding Taxes pursuant to the provisions of Paragraph 6.

5. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

6. Issuance of Shares of Common Stock.

(a) Each Share in which the Participant vests in accordance with the Vesting Schedule shall be issued on the date (the “Issuance Date”) on which that Share so vests or as soon thereafter as administratively practicable, but in no event later than March 15, 2011. The issuance of the Shares shall be subject to the Corporation’s collection of any applicable Withholding Taxes. Unless the Participant is otherwise notified, the Withholding Taxes shall be collected through an automatic Share withholding procedure pursuant to which the Corporation will withhold, immediately as the Shares vest under the Award, a portion of those vested Shares with a Fair Market Value (measured as of the vesting date) equal to the amount of such Withholding Taxes; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Corporation‘s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b) In no event will any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

2

(c) The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance after the satisfaction of the applicable Withholding Taxes.

7. Compliance with Laws and Regulations.

(a) The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq Stock Market, if applicable) on which the Common Stock may be listed for trading at the time of such issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance of any Common Stock hereby shall relieve the Corporation of any liability with respect to the non-issuance of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

8. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

9. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

11. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas without resort to that State’s conflict-of-laws rules.

12. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or

3

interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause, subject to the terms of the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the award date.

i2 TECHNOLOGIES, INC.

By:	/s/ John Harvey
Title:	Sr. Vice President & General Counsel
Address:	11701 Luna Road
Dallas, Texas 75234 U.S.A.

I hereby acknowledge and accept the foregoing terms and conditions of the restricted stock units evidenced hereby. I further acknowledge and agree that the foregoing sets for the entire understanding between the Corporation and me regarding my entitlement to receive the shares of the Common Stock subject to this Award and supersedes all prior oral and written agreements on that subject. I also acknowledge that with signing this Agreement, I am giving the Corporation the right to deduct any applicable Withholding Taxes from the salary or other payment entitled to me following the vesting of the Shares.

Jackson L. Wilson, Jr.

Signature:	/s/ Jackson L. Wilson, Jr.
Address:

Date:

4

EXHIBIT A

PERFORMANCE GOALS

The Shares subject to the Award shall vest upon completion of the following as determined by the Corporation’s Compensation Committee in its sole discretion, on or before December 31, 2010:

(A)	Selection and development of a high performing management team resulting in less involvement by the Board in operational matters;

(B)	Improved Shareholder relations;

(C)	Development of a culture of teamwork;

(D)	Improvement in Employee morale; and

(E)	Achievement of scale and sustainability by the Company through:

•	Development of an agreed upon strategy,

•	Succession Planning, and

•	Growth of revenue and profit organically and/or through acquisition, merger or the addition of a product line.

The Shares may vest so long as the Participant is President, CEO, Chairman or Executive Chairman of the Corporation through the vesting date.

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B. Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.

C. Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D. Board shall mean the Corporation’s Board of Directors.

E. Change in Control shall mean a change of ownership or control of the Corporation effected through any of the following transactions:

(a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those immediately prior to such transaction;

(b) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation;

(c) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities; or

(d) a change in the composition of the Board over the period from December 17, 2008 and ending on or prior to December 31, 2010 such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who were described in clause (i) or who were previously so elected or approved and who were still in office at the time the Board approved such election or nomination.

F. Code shall mean the Internal Revenue Code of 1986, as amended.

G. Common Stock shall mean shares of the Corporation’s common stock.

A-1

H. Corporation shall mean i2 Technologies, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of i2 Technologies, Inc. which shall by appropriate action adopt the Plan.

I. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J. Employment Agreement shall mean that certain Employment Agreement between the Participant and the Corporation entered into on January 19, 2009.

K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(a) If the Common Stock is at the time traded on the Nasdaq Stock Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the Nasdaq Stock Market on the date in question, as such price is reported by the National Association of Securities Dealers and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(b) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L. Participant shall mean the person to whom the Award is made pursuant to the Agreement.

M. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

N. Plan shall mean the Corporation’s 1995 Stock Option/Stock Issuance Plan.

O. Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the 1995 Plan.

P. Service shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the

A-2

either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that except to the extent otherwise expressly provided in this Agreement, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

Q. Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

R. Vesting Schedule shall mean the vesting schedule set fourth in Paragraph 1.

S. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

T. Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock which vest under of the Award.

A-3